             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                   -----------------------

                          FORM 8-K

                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the

               Securities Exchange Act of 1934

                 ---------------------------


              Date of Report (Date of earliest
                event reported): July 8, 1998



                THE ST. PAUL COMPANIES, INC.
   ------------------------------------------------------
   (Exact name of Registrant as specified in its charter)


     Minnesota               0-3021              41-0518860
-------------------  -------------------  ----------------------
     (State of         (Commission File      (I.R.S. Employer
  Incorporation)           Number)          Identification No.)



385 Washington St., St. Paul, MN              55102
--------------------------------            ---------
(Address of principal                       (Zip Code)
executive offices)


                        (612) 310-7911
             ----------------------------------
               (Registrant's telephone number,
                    including area code)




                             N/A
------------------------------------------------------------
    (Former name or former address, if changed since last
                           report)

Item 5.    Other Events.
           -------------

     The following information was derived from a press release of The St. Paul Companies, Inc. dated July 8, 1998:

THE ST. PAUL COMPANIES EXPECTS APPROXIMATELY $155 MILLION IN
               STORM LOSSES FOR SECOND QUARTER


     The St. Paul Companies (NYSE:SPC) today announced that second-quarter storms - wind, hail and tornadoes, primarily in the Midwest and Southeast - are expected to result in second-quarter incurred losses of approximately $155 million pretax. (The $155 million includes the $70 million in losses previously disclosed in company announcements in May and June.) The losses occurred primarily in the company's primary insurance operations and reflect the combined results of USF&G Corporation and The St. Paul Companies, which merged in April 1998.

     "This is our worst quarter of catastrophe losses since
Hurricane Andrew struck the Florida coast in 1992," said
Douglas W. Leatherdale, chairman, and chief executive officer. "Unlike Hurricane Andrew, however, these losses stemmed from 16 separate storms."

     "For the first half of 1998, our catastrophe losses totaled approximately $200 million pretax, compared with $84 million incurred by The St. Paul and USF&G on a combined basis in the first half of 1997," he said.

     The St. Paul Companies, headquartered in Saint Paul,
Minn., is a group of companies providing insurance products and services worldwide.



  Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              THE ST. PAUL COMPANIES, INC.




                              By  /s/ Bruce A. Backberg
                                  ---------------------
                                  Bruce A. Backberg
                                  Senior Vice President
                                   and Chief Legal Counsel


Date: July 9, 1998